As filed with the Securities and Exchange Commission on April 24, 2019

Registration No. 333-212946

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-212946)
UNDER THE SECURITIES ACT OF 1933
USG Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 550 West Adams Street Chicago, Illinois (Address of Principal Executive Offices)	36-3329400 (I.R.S. Employer Identification No.) 60661-3676 (Zip Code)

   Mary A. Martin
Senior Vice President, General Counsel and Secretary
550 West Adams Street
Chicago, Illinois 60661-3676
(Name and address of agent for service)
(312) 436-4000
(Telephone number, including area code, of agent for service)
Copies to:
Timothy J. Melton
Jones Day
150 West Jefferson Avenue
Detroit, Michigan 48226-4438
(313) 733-3939

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Deregistration of Securities
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-212946) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on August 5, 2016 by USG Corporation, a Delaware corporation (“USG”), which registered for sale an unspecified amount of USG’s debt securities, common stock, par value $0.10 per share, preferred stock, depositary shares, warrants, rights, purchase contracts and units (collectively, the “Securities”).
On April 24, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of June 10, 2018, by and among USG, Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Knauf”), and World Cup Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Knauf (“Merger Sub”), Merger Sub merged with and into USG (the “Merger”), with USG surviving the Merger as an indirect, wholly-owned subsidiary of Knauf.
In connection with completion of the Merger, USG has terminated all offerings of USG’s Securities pursuant to the Registration Statement. In accordance with the undertakings made by USG in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement for issuance that remain unissued at the termination of the offering, USG hereby removes from registration any and all of the Securities of USG registered under the Registration Statement that remain unissued as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 24th day of April, 2019.

USG CORPORATION
By:	/s/ Mary A. Martin
	Name:	Mary A. Martin
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.